                                                      ------------------------
                                                              OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2 )*


                           HMT Technology Corporation
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                    403917107
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:


              / /  Rule 13d-1(b)
              / /  Rule 13d-1(c)
              /x/  Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    2   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Ventures III, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    3   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners III, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    4   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Subordinated Debt Fund, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    5   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Ventures IV, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    6   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners IV, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    7   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners SD, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    8   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Investors II, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    9   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. III

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    10  OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. IV

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 10 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    11  OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 E. Roe Stamps, IV

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 11 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE   12   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stephen G. Woodsum

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 12 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    13  OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Gregory M. Avis

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 13 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    14  OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 John A. Genest

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 14 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    15   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Martin J. Mannion

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 15 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    16  OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Bruce R. Evans

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 16 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE   17   OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Thomas S. Roberts

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 17 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    18  OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Walter G. Kortschak

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    2,733,940 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   2,733,940 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,733,940 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.26%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 18 of 39 Pages

-------------------------                          -----------------------------
CUSIP NO.  0004039171                    13G       PAGE    19  OF  39  PAGES
-------------------------                          -----------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Joseph F. Trustey

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                                   0 shares

                     -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    1,427,901 shares
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                        0 shares

                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                                   1,427,901 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,427,901 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 3.27%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 19 of 39 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer:  HMT Technology Corporation

Item 1(b). Address of Issuer's Principal Executive Offices: 1055 Page Avenue, Fremont, CA 94538


Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P, Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Messr. Trustey is an individual general partner of Stamps, Woodsum & Co. III, and Stamps, Woodsum & Co. IV.

                  As of December 31, 1998, Ernest K. Jacquet was no longer affiliated with any of the "Entities" (as defined below).

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures III, L.P., Summit Ventures IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Summit Partners III, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. Stamps, Woodsum, Mannion, Genest, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership



                              Page 20 of 39 Pages
                  organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).        CUSIP Number: 403917107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                  Not Applicable

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,733,940 shares of Common Stock as of December 31, 1998. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts and Kortschak may be deemed to own beneficially 2,733,940 shares of Common Stock as of December 31, 1998. Mr. Trustey may be deemed to own 1,427,901 shares of Common Stock as of December 31, 1998.

                        As of December 31, 1998, Summit Ventures III, L.P. was the record owner of 1,258,902 shares of Common Stock. As of December 31, 1998, Summit Investors II, L.P. was the record owner of 47,137 shares of Common Stock. As of December 31, 1998, Summit Ventures IV, L.P. was the record owner of 1,258,902 shares of Common Stock. As of December 31, 1998, Summit Subordinated Debt Fund, L.P. was the record owner of 168,999 shares of Common Stock. The shares held of record by Summit Ventures III, L.P., Summit Investors II, L.P., Summit Ventures IV, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,733,940 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts and Kortschak may be deemed to own beneficially 2,733,940 shares of Common Stock. In his capacity as individual general partner of Stamps,



                              Page 21 of 39 Pages

                        Woodsum & Co. III and Stamps, Woodsum & Co. IV, Mr. Trustey may be deemed to own beneficially 1,427,901 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of HMT Technology Corporation, except in the case of Summit Ventures IV, L.P., for the 1,258,902 shares which it holds of record, in the case of Summit Subordinated Debt Fund, L.P., for the 168,999 shares which it holds of record, in the case of Summit Investors II, L.P., for the 47,137 shares which it holds of record, and in the case of Summit Ventures III, L.P., for the 1,258,902 shares which it holds of record.

                    (b) Percent of Class:

                        Summit Ventures II, L.P.:  6.26%
                        Summit Partners II, L.P.:  6.26%
                        Summit Ventures III, L.P.:  6.26%
                        Summit Partners III, L.P.:  6.26%
                        Summit Subordinated Debt Fund, L.P.:  6.26%
                        Summit Partners SD, L.P.:  6.26%
                        Summit Investors II, L.P.:  6.26%
                        Stamps, Woodsum & Co. III:  6.26%
                        Stamps, Woodsum & Co. IV:  6.26%
                        E. Roe Stamps, IV:  6.26%
                        Stephen G. Woodsum:  6.26%
                        Gregory M. Avis:  6.26%
                        Martin J. Mannion:  6.26%
                        John A. Genest:  6.26%
                        Bruce R. Evans:  6.26%
                        Walter G. Kortschak:  6.26%
                        Thomas S. Roberts: 6.26%
                        Joseph F. Trustey:  3.27%

                        The foregoing percentages are calculated based on the 43,682,577 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q/A for HMT Technology Corporation for the quarterly period ended September 30, 1998.

                    (c) Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                       (ii)    shared power to vote or to direct the vote:


                              Page 22 of 39 Pages

                           Summit Ventures III, L.P.: 2,733,940 shares
                           Summit Partners III, L.P.: 2,733,940 shares
                           Summit Ventures IV, L.P.:  2,733,940 shares
                           Summit Partners IV, L.P.: 2,733,940 shares
                           Summit Subordinated Debt Fund, L.P. 2,733,940 shares Summit Partners SD, L.P.: 2,733,940 shares
                           Summit Investors II, L.P.:  2,733,940 shares
                           Stamps, Woodsum & Co. III:  2,733,940 shares
                           Stamps, Woodsum & Co. IV:  2,733,940 shares
                           E. Roe Stamps, IV:  2,733,940 shares
                           Stephen G. Woodsum:  2,733,940 shares
                           Gregory M. Avis:  2,733,940 shares
                           Martin J. Mannion:  2,733,940 shares
                           John A. Genest:  2,733,940 shares
                           Bruce R. Evans:  2,733,940 shares
                           Walter G. Kortschak:  2,733,940 shares
                           Thomas S. Roberts: 2,733,940 shares
                           Joseph F. Trustey: 1,427,901 shares

                     (iii) sole power to dispose or direct the disposition of:

                              0 shares for each reporting person

                      (iv) shared power to dispose or direct the disposition
                           of:

                           Summit Ventures III, L.P.: 2,733,940 shares
                           Summit Partners III, L.P.: 2,733,940 shares
                           Summit Ventures IV, L.P.:  2,733,940 shares
                           Summit Partners IV, L.P.: 2,733,940 shares
                           Summit Subordinated Debt Fund, L.P.: 2,733,940 shares Summit Partners SD, L.P.: 2,733,940 shares
                           Summit Investors II, L.P.:  2,733,940 shares
                           Stamps, Woodsum & Co. III:  2,733,940 shares
                           Stamps, Woodsum & Co. IV:  2,733,940 shares
                           E. Roe Stamps, IV:  2,733,940 shares
                           Stephen G. Woodsum:  2,733,940 shares
                           Gregory M. Avis:  2,733,940 shares
                           Martin J. Mannion:  2,733,940 shares
                           John A. Genest:  2,733,940 shares
                           Bruce R. Evans:  2,733,940 shares
                           Walter G. Kortschak:  2,733,940 shares
                           Thomas S. Roberts:  2,733,940 shares
                           Joseph F. Trustey:  1,427,901 shares

Item 5.           Ownership of Five Percent or Less of a Class.

                              Page 23 of 39 Pages

                  [ X ] Mr. Trustey may be deemed to own beneficially 1,427,901 shares of Common Stock as of December 31, 1998, which is five percent or less of the Common Stock of HMT Technology Corporation.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 24 of 39 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10, 1999

SUMMIT VENTURES IV, L.P.                          SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                    By: /s/ John A. Genest
                                                     -------------------------
                                                        General Partner
By:   Stamps, Woodsum & Co. IV
                                                  SUMMIT PARTNERS IV, L.P.
      By:          *
          ------------------------
              E. Roe Stamps, IV                   By:  Stamps, Woodsum & Co. IV
              General Partner
                                                        By:       *
SUMMIT VENTURES III, L.P.                                 --------------------
                                                            E. Roe Stamps, IV
                                                            General Partner
By:   Summit Partners III, L.P.
                                                  SUMMIT PARTNERS III, L.P.
By:   Stamps, Woodsum & Co. III
                                                  By: Stamps, Woodsum & Co. III
      By:          *
          -------------------------
              E. Roe Stamps, IV                         By:      *
              General Partner                              -------------------
                                                            E. Roe Stamps, IV
                                                            General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                                  SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                                  By: Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                        By:       *
             By:      *                                    -------------------
               ----------------------                       E. Roe Stamps, IV
              E. Roe Stamps, IV                             General Partner
              General Partner


                              Page 25 of 39 Pages

STAMPS, WOODSUM & CO. IV                          STAMPS, WOODSUM & CO. III

By:          *                                   By:         *
     ------------------------                      ---------------------------
      E. Roe Stamps, IV                            E. Roe Stamps, IV
      General Partner                              General Partner

             *                                                *
     ------------------------                      ---------------------------
      E. Roe Stamps, IV                            Martin J. Mannion

             *                                      /s/ John A. Genest
     ------------------------                      ---------------------------
     Stephen G. Woodsum                            John A. Genest

              *                                              *
     ------------------------                      ---------------------------
     Gregory M. Avis                               Bruce R. Evans

              *                                              *
     ------------------------                      ---------------------------
     Joseph F. Trustey                             Walter G. Kortschak

                                                             *
                                                   ---------------------------
                                                   Thomas S. Roberts

                                                             *
                                                   ---------------------------
                                                   Joseph F. Trustey

                                                  *By: /s/ John A. Genest
                                                   ---------------------------
                                                        John A. Genest,
                                                        Attorney-in-fact


----------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 26 of 39 Pages